GRAINGER REPORTS RECORD EPS OF $2.57 FOR THE 2012 FIRST QUARTER
Raises 2012 EPS Guidance to $10.40 to $10.80

Quarterly Highlights

•	Sales of $2.2 billion, up 16 percent

•	Operating earnings of $304 million, up 16 percent

•	EPS of $2.57, up 18 percent

•	Pretax ROIC* of 31.8 percent (35.6 excluding Fabory) versus 33.8 percent in Q1 2011

CHICAGO, April 17, 2012 - Grainger (NYSE: GWW) today reported record results for the 2012 first quarter ended March 31, 2012. Sales of $2.2 billion were up 16 percent versus $1.9 billion in the first quarter of 2011. There were 64 selling days in the quarter, the same as in 2011. Net earnings for the quarter increased 19 percent to $188 million versus $158 million in 2011. Earnings per share of $2.57 increased 18 percent versus $2.18 in 2011.

“Our record performance in the quarter is further evidence that we are realizing the benefits of our growth initiatives,” said Chairman, President and Chief Executive Officer Jim Ryan. “We continued to aggressively invest in growing the business through product line expansion, sales force expansion, eCommerce, inventory management services and international expansion. Best of all, more customers are choosing Grainger as their first choice when it comes to keeping their facilities functioning, safe and efficient.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the quarter). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $175.4 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $358.5 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

“Given the opportunity in the MRO market, coupled with continued investments in our proven growth drivers, we remain confident in our strategy and the prospects for future growth. We also expect to generate better earnings leverage as the year progresses. As such, we are increasing our 2012 guidance to reflect 12 to 14 percent sales growth and earnings per share of $10.40 to $10.80.” The company's previous guidance for 2012 was 10 to 14 percent sales growth and earnings per share of $9.90 to $10.65, as communicated in Grainger's fourth quarter 2011 earnings release on January 25, 2012.

Sales in the 2012 first quarter increased 16 percent consisting of 10 percentage points from volume, 5 percentage points from acquisitions and 3 percentage points from price. This growth was partially offset by a 1 percentage point drag from lower sales of seasonal products due to milder weather across the United States and Canada and a 1 percentage point drag from foreign exchange. On a daily basis, sales increased 17 percent in January, 18 percent in February and 15 percent in March.

Company operating expenses in the quarter increased 18 percent driven primarily by expenses from Fabory, an incremental $27 million in spending to fund the company's growth programs, volume-related expenses and corporate support services costs.

Company operating earnings of $304 million for the 2012 first quarter increased 16 percent. This earnings growth was driven by higher sales and improved gross profit margins, partially offset by operating expenses, which grew at a faster rate than sales. The increase in the company's gross profit margin was driven by a number of factors that are addressed at the segment level. For the quarter, the Fabory business, which was acquired in August 2011 and represents less than 4 percent of total company sales, had a positive contribution to gross margin expansion, but resulted in an unfavorable mix on the company's operating margin.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units (Asia, Europe, and Latin America) are included in Other Businesses and are not reportable segments. Results from AnFreixo S.A., the Brazilian MRO business Grainger acquired in early April, will be included in the Other Businesses beginning in the second quarter.

United States
Sales for the United States segment increased 11 percent in the 2012 first quarter versus the prior year. The 11 percent sales growth for the quarter was driven primarily by 9 percent volume growth and 3 percentage points from price, partially offset by a 1 percentage point drag from lower sales of seasonal products due to the unusually warm weather in the 2012 first quarter. Daily sales were up 11 percent in January, up 12 percent in February and up 9 percent in March. All customer end markets in the United States posted sales growth versus the 2011 first quarter, led by a strong increase in heavy manufacturing and natural resources.

Quarterly operating earnings in the United States increased 17 percent versus the prior year. The growth in operating earnings was primarily driven by strong sales performance and positive expense leverage. Gross profit margins for the quarter increased 10 basis points driven by price increases exceeding cost inflation, partially offset by higher freight costs and unfavorable mix as lower sales of seasonal products slowed the sales growth of private label products. Expense leverage in the United States was positive despite higher growth-related spending on new sales representatives, eCommerce and advertising.

Canada
First quarter sales for Acklands-Grainger increased 13 percent, 14 percent in local currency. Strong volume growth during the quarter contributed 13 percentage points to the sales increase, while price contributed 1 percentage point, partially offset by a 1 percentage point decline from foreign exchange. Daily sales in local currency were up 19 percent in January, up 14 percent in February and up 11 percent in March. The sales increase for the quarter in Canada was led by strong growth to customers in the construction, agriculture and mining, and transportation sectors of the economy, partially offset by lower sales to the government.

Operating earnings in Canada increased 24 percent in the 2012 first quarter, up 26 percent in local currency. The strong improvement in operating performance was driven by strong sales and a 60 basis point improvement in gross profit margins. Positive operating expense leverage also contributed to the improvement in operating performance in Canada.

Other Businesses
Sales for the Other Businesses, which includes operations in Asia, Europe and Latin America, increased 104 percent for the 2012 first quarter versus the prior year. This increase was primarily due to the incremental sales from the business in Europe (Fabory) acquired on August 31, 2011, combined with strong revenue growth in Japan and Mexico. Excluding Fabory, sales for the Other Businesses increased 33 percent.

Operating earnings for the Other Businesses were $11 million in the 2012 first quarter versus $6 million in the 2011 first quarter. Earnings performance for the quarter was primarily driven by strong earnings growth in Japan and Mexico, combined with $1 million dollars in operating earnings from the Fabory business in Europe.

Other
Below the operating line, interest expense, net of interest income, was $2.5 million in the 2012 first quarter versus $1.4 million in the 2011 first quarter. The increase was primarily attributable to interest on the debt of €120 million used to finance a portion of the Fabory acquisition.

As communicated at the company's November analyst meeting and in the 2011 Form 10-K, Grainger was originally forecasting an effective tax rate of 37.9 percent for the full year 2012. In the 2012 first quarter, the effective tax rate was 37.4 percent primarily due to higher earnings in foreign jurisdictions with lower tax rates and a lower blended state tax rate. The difference between the actual effective rate and the forecasted rate resulted in a $0.02 per share benefit for the quarter. The company now expects the full year 2012 effective tax rate to be in the range of 37.4 to 37.7 percent.

Cash Flow
Operating cash flow was $106 million in the 2012 first quarter versus $118 million in the 2011 first quarter. The year-over-year reduction in cash flow was driven by lower trade accounts payable balances due to the timing of inventory purchases and a higher contribution to the company's retirement plan tied to strong company performance and increased payroll expense in the prior year. The company used cash from operations to fund capital expenditures of $41 million in the quarter versus $33 million in the first quarter of 2011. In the 2012 first quarter, Grainger returned $109 million to shareholders through $47 million in dividends and $62 million to buy back 291,000 shares of stock.

W.W. Grainger, Inc. with 2011 sales of $8.1 billion is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2012 first quarter results. The Grainger Industrial Supply website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “investments …are working”, “remain confident”, “prospects for future growth”, “expect”, “increasing our 2012 guidance”, “projecting”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Robb Kristopher	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
847/535-0879	847/535-0409

Kellie Harris	William Chapman
Manager, Media Relations	Sr. Director, Investor Relations
847/535-1542	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$2,193,445	$1,883,612
Cost of merchandise sold	1,219,113	1,053,998
Gross profit	974,332	829,614

Warehousing, marketing and administrative expenses	669,971	567,000
Operating earnings	304,361	262,614

Other income and (expense)
Interest income	595	480
Interest expense	(3,057)	(1,878)
Other non-operating income and (expense)	614	(52)
Total other expense	(1,848)	(1,450)

Earnings before income taxes	302,513	261,164

Income taxes	113,055	102,076

Net earnings	189,458	159,088

Net earnings attributable to noncontrolling interest	1,942	1,155

Net earnings attributable to W.W. Grainger, Inc.	$187,516	$157,933

Earnings per share -Basic	$2.63	$2.23
-Diluted	$2.57	$2.18
Average number of shares outstanding -Basic	70,133	69,403
-Diluted	71,656	70,907

Diluted Earnings Per Share
Net earnings as reported	$187,516	$157,933
Earnings allocated to participating securities	(3,297)	(3,425)
Net earnings available to common shareholders	$184,219	$154,508
Weighted average shares adjusted for dilutive securities	71,656	70,907
Diluted earnings per share	$2.57	$2.18

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Sales
United States	$1,700,709	$1,537,686
Canada	272,883	242,373
Other Businesses	238,956	116,869
Intersegment sales	(19,103)	(13,316)
Net sales to external customers	$2,193,445	$1,883,612

Operating earnings
United States	$298,964	$256,416
Canada	29,700	23,938
Other Businesses	10,715	6,408
Unallocated expense	(35,018)	(24,148)
Operating earnings	$304,361	$262,614

Company operating margin	13.9%	13.9%
ROIC* for Company	31.8%	33.8%
ROIC* for United States	49.2%	45.6%
ROIC* for Canada	21.8%	18.7%
*See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2012	December 31, 2011
Cash and cash equivalents	$338,755	$335,491
Accounts receivable – net (1)	977,442	888,697
Inventories	1,244,419	1,268,647
Prepaid expenses and other assets	102,170	154,655
Deferred income taxes	43,412	47,410
Total current assets	2,706,198	2,694,900
Property, buildings and equipment - net	1,071,782	1,060,295
Deferred income taxes	108,108	100,830
Goodwill	514,424	509,183
Other assets and intangibles – net	350,698	350,854
Total assets	$4,751,210	$4,716,062
Liabilities and Shareholders’ Equity
Short-term debt	$117,637	$119,970
Current maturities of long-term debt	214,501	221,539
Trade accounts payable	447,655	477,648
Accrued compensation and benefits (2)	155,148	207,010
Accrued contributions to employees’ profit sharing plans (2)	44,840	159,950
Accrued expenses	169,850	178,652
Income taxes payable (3)	81,235	23,156
Total current liabilities	1,230,866	1,387,925
Long-term debt	191,550	175,055
Deferred income taxes and tax uncertainties	102,034	100,218
Employment-related and other non-current liabilities	353,211	328,585
Shareholders' equity (4)	2,873,549	2,724,279
Total liabilities and shareholders’ equity	$4,751,210	$4,716,062

(1)	Accounts receivable increased $89 million, or 10%, primarily due to higher sales.
(2)	Accrued liabilities decreased primarily due to the timing of annual cash payments for profit sharing and bonuses.
(3)	Income taxes payable increased $58 million, or 251%, primarily due to the timing of income tax payments.
(4)	Common stock outstanding as of March 31, 2012 was 70,138,974 shares as compared with 69,962,852 shares at December 31, 2011.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$189,458	$159,088
Provision for losses on accounts receivable	2,631	1,312
Deferred income taxes and tax uncertainties	(2,178)	(6,026)
Depreciation and amortization	36,679	32,571
Stock-based compensation	11,443	10,885
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(86,639)	(45,631)
Inventories	36,845	16,212
Prepaid expenses and other assets	52,994	36,759
Trade accounts payable	(28,549)	14,257
Other current liabilities	(185,591)	(156,175)
Current income taxes payable	58,325	48,315
Employment-related and other non-current liabilities	22,246	7,226
Other – net	(1,426)	(402)
Net cash provided by operating activities	106,238	118,391
Cash flows from investing activities:
Additions to property, buildings and equipment	(40,636)	(33,029)
Proceeds from sale of property, buildings and equipment	602	4,636
Other - net	666	442
Net cash used in investing activities	(39,368)	(27,951)
Cash flows from financing activities:
Net increase in short-term debt	1,651	2,980
Net increase (decrease) in long-term debt	3,252	(7,373)
Proceeds from stock options exercised	30,241	13,873
Excess tax benefits from stock-based compensation	18,185	6,095
Purchase of treasury stock	(61,757)	(50,671)
Cash dividends paid	(47,017)	(38,334)
Net cash used in financing activities	(55,445)	(73,430)
Exchange rate effect on cash and cash equivalents	(8,161)	4,232
Net change in cash and cash equivalents	3,264	21,242
Cash and cash equivalents at beginning of year	335,491	313,454
Cash and cash equivalents at end of period	$338,755	$334,696

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